Exhibit 5.1

February 16, 2017

Gevo, Inc.

345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as counsel to Gevo, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (File No. 333-211370) (the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated February 14, 2017 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) with respect to the issuance and sale by the Company of an aggregate of (i) 5,680,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) 6,250,000 Series K warrants to purchase one share of Common Stock (the “Series K Warrants”), (iii) 570,000 pre-funded Series L warrants to purchase one share of Common Stock (the “Series L Warrants”), (iv) 6,250,000 Series M warrants to purchase one share of Common Stock (the “Series M Warrants”), and (v) 13,070,000 shares of Common Stock issuable upon exercise of the Series K Warrants, the Series L Warrants and the Series M Warrants (without regard to any adjustment thereof) (the “Warrant Shares”). The Shares, the Series K Warrants, the Series L Warrants, the Series M Warrants and the Warrant Shares are being sold as part of the Series G Units and Series H Units as set forth in, and pursuant to the terms of, an underwriting agreement, dated February 14, 2017, by and between the Company and Oppenheimer & Co. Inc. (the “Underwriting Agreement”).

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that:

1. The Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of the Shares, (ii) the offering and sale of the Shares in accordance with the Underwriting Agreement and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2. The Series K Warrants have been duly authorized by all necessary corporate action of the Company and, upon (i) the offering and sale of the Series K Warrants in accordance with the Underwriting Agreement and (ii) receipt by the Company of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Series K Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Series L Warrants have been duly authorized by all necessary corporate action of the Company and, upon (i) the offering and sale of the Series L Warrants in accordance with the Underwriting Agreement and (ii) receipt by the Company of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Series L Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. The Series M Warrants have been duly authorized by all necessary corporate action of the Company and, upon (i) the offering and sale of the Series M Warrants in accordance with the Underwriting Agreement and (ii) receipt by the Company of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Series M Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. The Warrant Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of the Warrant Shares, and (ii) delivery and payment therefor upon exercise of the Series K Warrants, the Series L Warrants and the Series M Warrants in accordance with their respective terms, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP